Exhibit 10.2

FIRST AMENDMENT TO THE

KNOWLES CORPORATION

2014 EQUITY AND CASH INCENTIVE PLAN

WHEREAS, Knowles Corporation (the “Company”) maintains the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to (i) allow for non-employee directors of the Company to receive annual equity-based compensation awards in a form other than fully vested shares of common stock of the Company and to provide for such awards to be granted at the time of the Company’s annual meeting, rather than on November 15th of each year, (ii) clarify that non-employee directors of the Company are eligible for accelerated vesting of equity awards upon a qualifying cessation of service following a change of control; and (iii) establish a twelve (12) month exercise period for stock options and stock appreciation rights upon a participant’s qualifying termination of employment or service following a change of control.

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Board of Directors of the Company under Paragraph 45 of the Plan, the Plan is hereby amended, effective of as May 5, 2015, as follows:

1.	The Plan is hereby amended by deleting the definition of “Directors’ Shares” in Section 2 of the Plan and inserting the following definition in its place, and further by deleting each reference in the Plan to “Directors’ Shares” and inserting a reference to “Directors’ Awards” in its place:

“‘Directors’ Awards’” shall mean the annual Awards granted to eligible Non-Employee Directors as provided in Paragraph 34.”

2.	Paragraph 5(a) of the Plan is hereby amended by deleting the reference to “Directors’ Shares” in the first sentence thereof.

3.	Paragraph 11 of the Plan is hereby amended in its entirety to read as follows:

“11. Voluntary or Involuntary Termination. Except as otherwise provided in Paragraph 37, if a Participant’s employment with the Corporation is voluntarily or involuntarily terminated for any reason, other than for reasons or in circumstances specified in Paragraph 10 above or for Cause, the Participant shall have the right at any time on or before the earlier of the expiration date of the Option or SSAR or three (3) months following the effective date of such termination of employment, to exercise, and acquire shares under, any Options or SSARs which at such termination are exercisable.”

4.	Paragraph 14 of the Plan is hereby amended by deleting the first sentence thereof, and by inserting the following sentence in its place:

“At the time of each grant, the Committee may adopt such time based vesting schedules and other forfeiture conditions and Restrictions as it may deem appropriate with respect to Awards of Restricted Stock and Restricted Stock Units, to apply during a Restricted Period as may be specified by the Committee; provided that with respect to Awards other than Directors’ Awards such Restricted Period shall be not less than one (1) year nor more than five (5) years from the date of the Award.”

5.	Paragraph 34 of the Plan is hereby amended to read as follows:

“34. Directors’ Awards. As of or as soon as administratively practicable following the date of each annual meeting of the Company’s stockholders, each Director who is a Non-Employee Director immediately following the date of such annual meeting shall be granted an Award in the form of shares of Common Stock, Options, SSARs, Restricted Stock, Restricted Stock Units and/or Deferred Stock Units, in such amount and subject to such terms and conditions as shall be determined by the Board for such year.”

6.	Paragraph 35 of the Plan is hereby amended by deleting the first sentence thereof, and inserting the following sentence in its place:

“A Non-Employee Director may elect to defer receipt of his or her Directors’ Awards, other than Options and SSARs, in accordance with such procedures as may from time to time be prescribed by the Committee.”

7.	Paragraph 36 of the Plan is hereby amended by deleting the last three sentences thereof.

8.	Paragraph 37(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) In the event a Change of Control occurs and, within eighteen (18) months following the date of the Change of Control, (i) a Participant experiences an involuntary termination of employment (other than for Cause, death or Disability) such that he or she is no longer in the employ of the Corporation or an Affiliate, (ii) an event or condition that constitutes “Good Reason” occurs and the Participant subsequently resigns for Good Reason within the time limits set forth in Paragraph 37(h)(iv) below pursuant to a resignation that meets the requirements set forth in Paragraph 37(h)(iv) below, or (iii) a Participant who is a Non-Employee Director ceases to serve on the Board or the board of directors of any successor corporation (each of the events described in (i), (ii) and (iii), a “Termination of Service”):

(i) all Options and SSARs to purchase or acquire shares of Common Stock of the Corporation shall immediately vest and become exercisable on the date of such Termination of Service and shall remain exercisable in accordance with the terms of the appropriate Option or SSAR Award Agreement until the earlier of (A) twelve (12) months after such Termination of Service or (B) the expiration of the term of such Option or SSAR;

(ii) all outstanding Restrictions, including any Performance Targets, with respect to any Restricted Stock or Restricted Stock Unit Award or any other Award shall immediately vest or expire on the date of such Termination of Service and be deemed to have been satisfied or earned “at target” as if the Performance Targets (if any) have been achieved, and such Award shall become immediately due and payable on the date of such Termination of Service; and

(iii) all Cash Performance Awards and Performance Share Awards outstanding shall be deemed to have been earned at “target” as if the Performance Targets have been achieved, and such Awards shall immediately vest and become immediately due and payable on the date of such Termination of Service.”

9.	All references to “Change in Control” throughout the Plan are hereby amended to read “Change of Control”.